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www.canaccordgenuity.com

CONFIDENTIAL
March 22, 2018

Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, CA 92130

Attention:	Richard Pascoe Chief Executive Officer

Dear Richard,

This letter agreement (the “Agreement”) will confirm our understanding of the terms and conditions under which Canaccord Genuity LLC (together with its affiliates, control persons, directors, officers, employees, and agents, “Canaccord Genuity”) is engaged by Apricus Biosciences, Inc. a Nevada corporation (together with its subsidiaries, the “Company”) as its financial advisor with respect to various financial and strategic matters, including consummating one or several possible business combinations constituting a Change in Control (as defined below), through purchase, sale, merger, joint venture or otherwise and whether in one or more transactions, through the purchase of an organization’s equity, debt securities or assets, or by means of a merger, consolidation, reorganization, spin-off, tender offer, exchange offer, purchase, licensing arrangement, strategic alliance, or any other transaction of a like nature, regardless of form (a “Transaction”) with another organization. The Company may refuse to discuss or negotiate a Transaction with any party for any reason whatsoever and may terminate negotiations with any party at any time.

For the purposes of this Agreement, a “Change in Control” shall mean:

(a)
the acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50.0%) or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(b)
the consummation of a Transaction involving the Company, unless, immediately following such Transaction, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Transaction beneficially own, directly or indirectly, more than fifty percent (50.0%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Transaction in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Transaction and (ii) no Person beneficially owns, directly or indirectly, fifty percent (50.0%) or more of the then-outstanding shares of common stock of the acquiring corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Transaction); provided, however, that in no event shall the term “Change in Control” or “Transaction” include (i) any license (whether exclusive or non-exclusive) by the Company of its intellectual property, or (ii) the issuance or sale of equity securities of the Company for bona-fide capital raising purposes.

1.
Services to be Rendered. The Company hereby engages Canaccord Genuity to act as its financial advisor and participate and assist in negotiations with respect to exploring, negotiating and consummating one or more Transactions during the term of this engagement. As financial advisor, Canaccord Genuity shall perform such financial advisory and investment banking services as the Company may reasonably request and that Canaccord Genuity deems necessary or appropriate in connection with potential Transactions including (i) analyzing and evaluating the business, operations, financial condition and prospects of the Company; (ii) reviewing the Company’s financial and strategic plans and business alternatives with management; (iii) advising the board of directors (the “Board”) on various strategic alternatives and the financial implications of each. In connection with this engagement, Canaccord Genuity will develop a list of private entities that might be potential reverse merger candidates.

In addition, if so requested by the Company’s Board and if appropriate, Canaccord Genuity will deliver a written opinion (the “Opinion”) to the Board (or a committee thereof, if applicable) as to the fairness, from a financial point of view, to the Company or its security holders, as appropriate, of the consideration to be paid or received in connection with a Transaction. The nature and scope of our analysis and the form and substance of the Opinion will be such as Canaccord Genuity considers appropriate and will not address the underlying business decision to effect a Transaction. The Opinion may be included in any disclosure document required to be filed by the Company with the Securities and Exchange Commission with respect to a proposed Transaction, provided that it is reproduced in full, and that any description of or reference to Canaccord Genuity, and any summary of the Opinion in the disclosure document, is in a form reasonably acceptable to Canaccord Genuity. It is understood and agreed that the Opinion will be addressed to, and be prepared solely for the use and benefit of the Board, or a committee thereof, if applicable, and may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of Canaccord Genuity (which shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the Company may obtain a fairness opinion with respect to the Transaction from any other financial advisor in the Company’s sole discretion.

The Company will furnish and, if applicable, will request any third party to furnish Canaccord Genuity such information as Canaccord Genuity reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the “Information”). The Company agrees that Canaccord Genuity, in performing its services hereunder, will use and rely upon the Information without assuming any responsibility for independent investigation or verification thereof. Accordingly, Canaccord Genuity shall be entitled to assume and rely upon the accuracy and completeness of all such Information. Canaccord Genuity will assume that any forecasts and projections have been reasonably prepared and reflect the use of reasonable estimates and judgments of the management of the Company or the relevant third party, as the case may be, as to the matters covered thereby.

Canaccord Genuity agrees that any non-public information relating to the Company or the relevant third party received by Canaccord Genuity from or at the direction or request of the Company will be used by Canaccord Genuity solely for the purpose of performing its services hereunder and that Canaccord Genuity will maintain the confidentiality thereof, except to the extent (i) such information is or becomes otherwise publicly available without breach of this Agreement; (ii) disclosure thereof is required by law or requested by any governmental agency or body (including through a subpoena or other valid legal process), provided that, to the extent legally permitted, Canaccord Genuity will provide the Company with prior written notice thereof and the opportunity to dispute such determination; or (iii) Canaccord Genuity discloses such information to a party that is bound by a confidentiality agreement acceptable to the Company.

2.	Fees. In consideration for its services hereunder, the Company shall pay Canaccord Genuity, by wire transfer of immediately available funds at the time due, the following fees:

(a)	upon execution of engagement letter, a non-refundable “Retainer Fee” of fifty thousand dollars ($50,000), creditable against any Success Fee;

(b)
upon the Closing (as defined below) of a Transaction, a “Success Fee” of seven hundred and fifty thousand dollars ($750,000), unless the Closing of a Transaction is consummated with a party listed in Schedule A, in which instance a “Success Fee” of five hundred thousand dollars ($500,000), provided that in no event shall the Success Fee be payable on more than one occasion; and/or

(c)
upon the delivery to the Board (only if such Opinion is delivered at the request of the Board), a “Fairness Opinion Fee” of three hundred thousand dollars ($300,000); it being understood and agreed that no separate fee will be payable in connection with any update, amendment or supplement to any such Opinion except as set forth herein; however, in the event the Opinion requires a material update, a separate fee shall be payable which amount shall be negotiated in good faith by the Company and Canaccord Genuity at such time based on the scope of the update to the Opinion required; provided further that in no event shall the Fairness Opinion Fee be payable on more than one occasion except in the event of such a material update or if Canaccord Genuity provides an Opinion requested by the Board with regards to a new Transaction unrelated to the Transaction for which the initial Opinion was rendered;

(d)
if, during the term of this engagement, in connection with a Transaction that is not completed, the Company receives a break-up fee, topping fee or other termination fee from a Covered Party (as defined below) (collectively, “Termination Proceeds”), a “Termination Fee” equal fifteen percent (15.0%) of the Termination Proceeds, less the aggregate amount of the Company’s expenses incurred in connection with the Transaction.

For purposes of this Agreement, “Closing” shall refer to that date at which the final legal transfer of ownership, as set forth in an executed definitive asset purchase, stock purchase, merger agreement or similar definitive agreement associated with the Transaction (the “Definitive Agreement”) occurs.

3.
Expenses. In addition to any fees that may be payable to Canaccord Genuity hereunder and regardless of whether any Transaction is proposed or closed, the Company hereby agrees, from time to time, upon request, to reimburse Canaccord Genuity for all of its reasonable, documented out-of-pocket expenses arising out of the engagement hereunder (including travel and related expenses, the costs of document preparation, production and distribution of materials, and the reasonable fees and disbursements of outside counsel retained by Canaccord Genuity) not to exceed $25,000 without prior written consent of the Company (which shall not be unreasonably withheld or delayed). Canaccord Genuity expects to bill such expenses periodically with payment due within thirty (30) days after a statement therefor.

4.
Indemnification. In consideration of and as a condition precedent to Canaccord Genuity understanding the engagement contemplated by this letter, the Company agrees to the indemnification provision and other matters set forth in Annex A, which is incorporated by reference into this Agreement.

5.
Termination of Engagement. The engagement of Canaccord Genuity hereunder shall continue until the closing of the Transaction or until earlier terminated under this Section 5. Canaccord Genuity’s engagement hereunder may be terminated by either party at any time for any reason, upon ten (10) days’ prior written notice to the other party. Upon any termination of the engagement hereunder, except for a termination by the Company with cause (as defined below) or a termination by Canaccord Genuity , Canaccord Genuity will be entitled to all fees payable under Section 2(b) hereof in the event that (i) at any time prior to the expiration of twelve (12) months after such termination a Transaction is consummated with a party (A) listed on Schedule A, (B) Canaccord Genuity contacted (or sought to contact but was prohibited by the Company from doing so) during the term of this Agreement, or (C) with whom the Company or Canaccord Genuity had substantive discussions about a Transaction during the term of this Agreement (a “Covered Party”); or (ii) the Company enters into an agreement during the term of this Agreement or during such subsequent twelve (12) month period with a Covered Party contemplating a Transaction and such Transaction is ultimately consummated. For purposes of this agreement, “cause” shall mean a reasonable and in good faith determination of the Board of Directors of the Company that Canaccord Genuity acted with gross negligence, bad faith or willful misconduct in the performance of its services under this Agreement. In the event the Company seeks to terminate this Agreement for “cause”, the Company shall provide a reasonably detailed description of the facts determined by the Board of Directors to constitute “cause” hereunder.

6.
Reliance on Others. Canaccord Genuity does not provide accounting, tax or legal advice. The Company confirms that it will rely on its own independent counsel and independent accountants for such advice.

7.
No Rights in Shareholders, etc. Canaccord Genuity has been engaged only by the Company, and this engagement of Canaccord Genuity is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto. Unless otherwise expressly agreed, no one other than the Company is authorized to rely on any statements, advice, opinions or conduct by Canaccord Genuity. Any opinions or advice rendered by Canaccord Genuity to the Board or the Company’s management in the course of this engagement are for the purpose of assisting the Board or the Company’s management, as the case may be, in evaluating the Transaction contemplated hereby and such opinions or advice do not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with a Transaction. Canaccord Genuity’s role herein is that of an independent contractor and nothing contained herein is intended to create or shall be construed as creating a fiduciary relationship between Canaccord Genuity and the Company or its security holders, employees or creditors.

8.
Other Activities. Canaccord Genuity is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities. Canaccord Genuity may agree or arrange to provide any prospective strategic partner with, or otherwise assist them in retaining all or a portion of the financing they may require in connection with a proposed Transaction. In the ordinary course of its business, Canaccord Genuity and its affiliates may actively trade the securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.

9.
Miscellaneous. Nothing in this Agreement is intended to obligate or commit Canaccord Genuity to provide any services other than as set forth above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement (including Annex A) constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company and Canaccord Genuity. Canaccord Genuity may refer to the Transaction, after it is public knowledge, in traditional “tombstone” announcements or any of its other professional promotional materials. In connection therewith Canaccord Genuity may use the Company’s corporate logo in such advertising or promotional materials (including electronic versions thereof). If requested by Canaccord Genuity, the Company shall include a mutually acceptable reference to Canaccord Genuity in the initial press release or other public announcement made by the Company regarding the Transaction.

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If you are in agreement with the foregoing, please sign where indicated below, whereupon the Agreement shall become effective as of the date hereof.

Sincerely,
CANACCORD GENUITY LLC

By:	/s/ Eugene Rozelman Eugene Rozelman Managing Director

ACCEPTED AND AGREED:
APRICUS BIOSCIENCES, INC.

By:	/s/ Richard Pascoe Richard Pascoe Chief Executive Officer

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SCHEDULE A

ANNEX A

In the event that Canaccord Genuity LLC or any of its affiliates (“Canaccord Genuity”), the respective shareholders, directors, officers, agents or employees of Canaccord Genuity, or any other person controlling Canaccord Genuity (collectively, together with Canaccord Genuity, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of Apricus Biosciences, Inc. (the “Company”), in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Annex A is attached (the “engagement”), or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to private placement memoranda used to offer securities of the Company in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Offering Materials”), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will reimburse such Indemnified Person for its documented, out-of-pocket legal and other expenses (including without limitation the reasonable, documented, out-of-pocket costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of Canaccord Genuity or any other Indemnified Person has resulted primarily from the gross negligence or willful misconduct of Canaccord Genuity in performing the services that are the subject of the engagement, then Canaccord Genuity will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Canaccord Genuity which is the subject of such determination. The Company will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily from the willful misconduct or gross negligence of Canaccord Genuity in performing the services that are the subject of the engagement.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of Canaccord Genuity as described above), the Company and Canaccord Genuity shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Canaccord Genuity, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Canaccord Genuity on the other hand; provided, however, that in no event (except, for the avoidance of doubt, by reason of the gross negligence or willful misconduct of Canaccord Genuity) shall the amounts to be contributed by Canaccord Genuity exceed the fees actually received by Canaccord Genuity in the engagement. Relative benefits to the Company, on the one hand, and Canaccord Genuity, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by Canaccord Genuity in the engagement.

The Company also agrees that neither Canaccord Genuity nor any other Indemnified Person shall have any liability to the Company or any person asserting claims on behalf or in right of the Company in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by the Company are finally determined by a court or arbitral tribunal to have resulted primarily from the willful misconduct or gross negligence of Canaccord Genuity in performing the services that are the subject of the engagement.

In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against the Company relating to the engagement in which such Indemnified Person is not named as a defendant, the Company agrees to promptly reimburse Canaccord Genuity on a monthly basis for all expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

An Indemnified Person shall promptly notify the Company in writing as to any action claim, suit, investigation or proceeding for which indemnity may be sought, but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnified Person hereunder to the extent that the Company is not materially prejudiced as a result of such failure. After such notice to the Company, the Company shall be entitled to participate in, and to the extent that it shall elect by written notice delivered to such Indemnified Person promptly after receiving the aforesaid notice of such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person in such action and shall pay as incurred the fees and expenses of such counsel related to such action. Notwithstanding the Company’s election to assume the defense of an action, claim, suit, investigation or proceeding, the Indemnified Persons shall have the right to employ separate counsel and to participate in the defense of such action, claim, suit, investigation or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Company to represent the Indemnified Persons would, in the reasonable opinion of the Indemnified Persons’ counsel, present the Company’s counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action, claim, suit, investigation or proceeding include both the Company and Indemnified Persons, and Canaccord Genuity shall have concluded that there may be legal defenses available to the Indemnified Persons which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of any such action, claim, suit, investigation or proceeding on behalf of the Indemnified Persons); (iii) the Company shall not have employed counsel reasonably satisfactory to Canaccord Genuity to represent the Indemnified Persons within a reasonable time after notice of the institution of such action, claim, suit, investigation or proceeding; or (iv) the Company shall authorize the Indemnified Persons to employ separate counsel at the Company’s expense. However, the Company shall not be liable for the fees, costs and expenses of more than one separate firm of attorneys (plus one local counsel in each applicable jurisdiction) selected by Canaccord Genuity in any single action, claim, suit, investigation or proceeding for all of the Indemnified Persons unless the Company consents or unless a conflict of interest requires separate counsel for particular Indemnified Persons. The Company agrees that, without Canaccord Genuity’s prior written consent (which shall not be unreasonably withheld or delayed), it will not agree to any settlement of, compromise or consent to the entry of any judgment in or other termination of (each and collectively, a “Settlement”) any action in respect of which indemnification could be sought hereunder (whether or not Canaccord Genuity or any other Indemnified Person is an actual or potential party to such action), unless such Settlement includes an unconditional release from the party bringing such action of all Indemnified Persons. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), enter into any Settlement of any threatened or pending action, claim, suit, investigation or proceeding referred to herein

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The letter to which this Annex A is attached, including this Annex A, and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the state and federal courts of the State of New York. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Annex A is brought by or against any Indemnified Person. CANACCORD GENUITY HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LOW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT OR CANACCORD GENUITY’S PERFORMANCE OF SERVICES THAT ARE THE SUBJECT THEREOF.

The provisions of this Annex A shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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